Exhibit 23(i)(ii)
Morris, Nichols, Arsht & Tunnell LLP
1201 North Market Street
P.O. Box 1347
Wilmington, Delaware 19899-1347

302 658 9200
302 658 3989 Fax
July 27, 2007
The Bjurman, Barry Funds
10100 Santa Monica Boulevard, Suite 1200
Los Angeles, CA 90067-4103
Re: Bjurman, Barry Mid Cap Growth Fund; Bjurman, Barry Small Cap Growth Fund
Ladies and Gentlemen:
     We have acted as special Delaware counsel to The Bjurman, Barry Funds (formerly named “The Bjurman Funds” and prior thereto “Bjurman Trust”), a Delaware statutory trust (the “Trust”), in connection with certain matters of Delaware law relating to the issuance of Shares of the Mid Cap Growth Fund (formerly named the “All Cap Growth Fund”) (the “Mid Cap Shares”), a Series of the Trust, and Shares of the Small Cap Growth Fund (the “Small Cap Shares” and together with the Mid Cap Shares, the “Shares”), another Series of the Trust. Capitalized terms used herein and not otherwise herein defined are used as defined in the Trust Instrument of the Trust dated September 26, 1996, as amended by an Amended and Restated Trust Instrument of the Trust dated May 31, 2002, as amended by an Amended and Restated Trust Instrument of the Trust dated February 8, 2006 (as from time to time in effect, the “Governing Instrument”).
     In rendering this opinion, we have examined copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on October 1, 1996, as amended by a Certificate of Amendment of the Certificate of Trust as filed in the State Office on February 11, 1997, as amended by an Amended and Restated Certificate of Trust of the Trust as filed in the State Office on February 5, 2002 (as from time to time in effect, the “Certificate”); the Governing Instrument; the initial By-Laws of the Trust, as amended by Amended and Restated By-Laws adopted as of February 8, 2006 (as from time to time in effect, the “By-Laws”); the minutes of a meeting of the Board of Trustees of the Trust held on February 15, 2001 (the “Mid Cap Minutes”) and the minutes of a meeting of the Board of Trustees of the Trust held on February 18, 2003 (the “Small Cap Minutes,” and collectively with the Mid Cap Minutes, the

The Bjurman, Barry Funds
July 27, 2007

“Minutes”); Post-Effective Amendment No. 5 to the Registration Statement under the Securities Act of 1933 on Form N-1A of the Trust, as amended (the “Mid Cap Registration Statement” and together with the Governing Instrument, the By-Laws and the Mid Cap Minutes, the “Mid Cap Operative Documents”); Post-Effective Amendment No. 8 to the Registration Statement under the Securities Act of 1933 on Form N-1A of the Trust, as amended (the “Small Cap Registration Statement” and together with the Governing Instrument, the By-Laws and the Small Cap Minutes, the “Small Cap Operative Documents”); and a certification of good standing of the Trust obtained as of recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of the Trust; (ii) the due adoption, authorization, execution of and delivery by, or on behalf of, each of the parties thereto of the above-referenced Minutes, instruments, certificates and other documents, and of all documents contemplated by the Mid Cap Operative Documents or the Small Cap Operative Documents (collectively, the “Operative Documents”) to be executed by investors acquiring Shares; (iii) the payment of consideration for Shares, and the application of such consideration, as provided in the Operative Documents, and compliance with the other terms, conditions and restrictions set forth in the Operative Documents in connection with the issuance of Shares (including, without limitation, the taking of all appropriate action by the Trustees to designate Series of Shares and the rights and preferences attributable thereto as contemplated by the Governing Instrument); (iv) that all conditions to the issuance of Shares set forth in the Minutes have been and will continue to be met; (v) that no event has occurred subsequent to the original filing of the Certificate that would cause a termination or reorganization of the Trust or any Series or Class of Shares thereof under Section 11.4 or 11.5 of the Governing Instrument; (vi) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq.; and (vii) that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we have not participated in the preparation of the Mid Cap Registration Statement or the Small Cap Registration Statement (collectively, the “Registration Statement”) or any other offering documents relating to the Trust or the Shares and we assume no responsibility for their contents. As to facts material to our opinion, other than those assumed, we have relied, without independent investigation, on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained. We have not reviewed any documents other than those referenced above in connection with rendering this opinion, and we have assumed that there are no other documents that are contrary to or inconsistent with the opinions herein expressed.
     Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

The Bjurman, Barry Funds
July 27, 2007

     1. The Mid Cap Shares, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures, and for the consideration, set forth in the Mid Cap Operative Documents, will constitute legally issued, fully paid and non-assessable Shares of beneficial interest in the Trust.
     2. The Small Cap Shares, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures, and for the consideration, set forth in the Small Cap Operative Documents, will constitute legally issued, fully paid and non-assessable Shares of beneficial interest in the Trust.
     We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts and our review of the above-referenced documents and the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or to any changes in facts or law that may hereafter occur or take effect. Except as provided in this paragraph, this opinion is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon for any other purpose or by any other person or entity without our prior written consent.
Very truly yours,
MORRIS, NICHOLS, ARSHT & TUNNELL
/s/ Walter C. Tuthill
Walter C. Tuthill